Exhibit 99.1

Pediatric Services of America, Inc.

Announces Board of Directors Changes

Norcross, GA.—(BUSINESS WIRE)—December 5, 2002 . . . . Pediatric Services of America, Inc.(Nasdaq:PSAI) announced today that Edward K. Wissing has been appointed Chairman of the Board of Directors of the Company, effective immediately. Mr. Wissing’s appointment was proposed by the current Chairman, CEO and President, Joseph D. Sansone, who determined that his dual mandate as Chairman and Chief Executive Officer should be separated, given the current challenges facing public companies. The Board agreed to the proposal and voted unanimously for the appointment. Mr. Sansone will remain as a member of the Board and as CEO and President of the Company. In addition, during fiscal 2002, the Company completed a reorganization of its corporate governance policies and procedures, which included adopting new corporate governance guidelines and procedures, amending the audit committee charter, and creating new charters for the compensation and nominating/corporate governance committees. The Board also made changes to committee chairmanships with the appointment of Board member, Michael Axelrod as chairman of the nominating/corporate governance committee. Board members Michael Finn and Robert Pinkas continue as chairman of the audit committee and compensation committee, respectively.

Mr. Sansone stated “This is an important time in the development of PSA, and considering the ongoing changes in the area of corporate governance, the Company is now well positioned to execute the strategies the Board has put in place and use the chairmanship to assist in the development and articulation of the Company’s strategic direction.”

PSAI provides comprehensive pediatric home health care services through a network of over 120 branch offices in 22 states, including satellite offices and branch office start-ups.

NOTE:  Forward looking statements made in this release involve a number of risks and uncertainties, including, but not limited to changes in government regulation and health care reforms, ability to execute the Company’s strategic programs, ability to improve accounts receivable collections, changing economic and market conditions and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Contact: Pediatric Services of America, Inc.

Joseph D. Sansone President/CEO

or

James M. McNeill, Sr. Vice President/CFO
(770) 441-1580